Exhibit 10.29
INTERNAP NETWORK SERVICES CORPORATION
2011 SHORT TERM INCENTIVE PLAN

Establishment of Plan

Internap Network Services Corporation (the “Corporation”) has established the 2011 Short Term Incentive Plan (the “2011 Plan”) to provide for the payment of bonuses to eligible participants based upon the financial performance of the Corporation in the fiscal year ended December 31, 2011. The 2011Plan supersedes all prior versions of any Short Term Incentive Plan but does not supersede the Corporation’s Employment Security Plan or any terms thereof.

Purpose of 2011 Plan

The purpose of the 2011 Plan is to:

●	Align participants’ actions with the accomplishment of key corporate financial and operational goals;
●	Encourage and reward individuals for the achievement of specific personal and/or business unit objectives in support of the corporate financial and operational goals; and
●	Provide a range of incentive compensation opportunities for each position.

Effective Date

The 2011 Plan is effective as of January 1, 2011 and will expire on December 31, 2011 if not sooner terminated as provided herein.

Administration

The Compensation Committee (the “Committee”) administers the 2011 Plan. The Committee may delegate any functions to designated individuals who may be employees of the Corporation.  Except as limited herein, the Committee has full authority and discretion to interpret the 2011 Plan and to make all other determinations deemed necessary or advisable for the administration of the 2011 Plan. All disputes associated with interpretation of the 2011 Plan or payments hereunder shall be submitted to the Senior Vice President of Human Resources.

Participation

Eligibility to participate in the 2011 Plan for Section 16 officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) is at the discretion of the Compensation Committee of the Board of Directors.  Eligibility to participate in the 2011 Plan for all other employees is at the discretion and invitation of the President and Chief Executive Officer.  Employees participating in the 2011 Sales Incentive Plan for Commissionable Sales Professionals are not eligible to participate in the 2011 Plan.

Employees joining the Corporation after January 1, 2011 may be eligible to participate in the 2011 Plan in the Committee’s discretion (in the case of Section 16 officers) or of the Chief Executive Officer (in the case of other employees). Any award made to an employee who participates for less than the full year will be prorated based on the employee’s partial year service.

Key Terms and Definitions

Awards are based on achievement of individual and/or corporate goals. Individual goals are specific and predefined for each participant (“Individual Targets”). Corporate goals are specific revenue and EBTIDA targets approved by the Committee (each, a “Corporate Financial Target”).

The split between Corporate Financial Targets and Individual Targets differs by position.  The following table reflects the weightings of each component for each position:

	STIP Incentive Component Weighting Percentage By Position
	CEO/CFO	SVP/VP	All Other Staff
Corporate Financial Target: Revenue	40	30	20
Corporate Financial Target: EBITDA	60	40	30
Individual Targets	NA	30	50
Total	100	100	100

The table below identifies the target incentives as a percentage of Base Salary based on a participant’s position and the split between Corporate Financial Targets and Individual Targets.

Position Grouping	Target Incentive (Varies by Role)	Corporate Financial Targets	Individual Targets
CEO/CFO	Up to 100%	100	n/a
SVP/VP	Up to 50%	70	30
Directors and other exempt employees	Up to 25%	50	50
Non-exempt employees	Up to 10%	Discretionary	Discretionary

Base Salary is defined as actual base salary earned during 2011, which would exclude any bonuses, incentives or other allowances which may have been earned or received during 2011.

Determination and Payment of Awards

The Committee retains the discretion to determine payment relative to Corporate Financial Targets for all participants and the Individual Targets established for participants at the Vice President level and above, after consideration of any recommendation by the Chief Executive Officer.  The Committee recommends to the full Board of Directors, for their approval, any award to the Chief Executive Officer.

Any payment of the Individual Target component for participants who are exempt employees below the Vice President level is based on management’s assessment of the level of achievement of the participant’s specific Individual Target.

Any payment for a participant who is a non-exempt employee is based on management’s discretionary evaluation of the participant’s individual performance.

Manner and Timing of Payment

All awards granted pursuant to this 2011 Plan shall be paid in cash (local currency).  If the Compensation Committee determines to pay an award, the Corporation will make any such payment not later than March 15, 2012.

Recoupment of Payment

If the Committee determines that any 2011 Plan participant has engaged in fraud or intentional misconduct that has caused a restatement of the Corporation’s financial statements, the Committee will review the STIP payment received by that participant on the basis of the Corporation’s performance during the periods affected by the restatement.  If the STIP payment would have been lower if it had been based on the restated results, the Committee may seek recoupment of the STIP payment.

Termination of Employment

If a participant is no longer an employee, for whatever reason, on the date awards from the 2011 Plan are paid, the participant shall forfeit all rights to any payments under the 2011 Plan.  Awards from the Plan are not earned until they are paid.

 If an employee’s termination is due to either death or disability, the Committee may, at its discretion, determine whether any payment will be made to the participant under the 2011 Plan.  If the Committee determines to pay an award, the Corporation will make any such payment not later than March 15, 2012.

In no event will payments under this 2011 Plan be either postponed or accelerated in the event of termination of employment.

Plan Termination and Amendment

The Committee may amend, modify, terminate or suspend operation of the 2011 Plan at any time.  Notice of any such changes will be communicated to participants.  In no event, however, will payments under the 2011 Plan be either postponed or accelerated in the event that the 2011 Plan is terminated.

General Provisions

Benefits Not Guaranteed. Neither the establishment of the 2011 Plan nor participation in the 2011 Plan shall provide any guarantee or other assurance that an award will be payable under the 2011 Plan. There is no obligation of uniformity of treatment of employees or participants under the 2011 Plan.

No Employment Right. Participation in the 2011 Plan does not constitute a commitment, guarantee or agreement that the Corporation will continue to employ any individual and this 2011 Plan shall not be construed or applied as an employment contract or obligation.

Governing Law. The validity, construction and effect of the 2011 Plan shall be determined in accordance with the laws of the State of Georgia without giving effect to conflicts of law principles.

Severability. In the event any provision of the 2011 Plan shall be held illegal or invalid for any reason, the remaining provisions of the 2011 Plan shall not be affected and the 2011 Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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